As filed with the Securities and Exchange Commission on June 27, 2007
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
F.N.B. CORPORATION
(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard Hermitage, Pennsylvania ( Address of Principal Executive Offices)	16148 (Zip code)
F.N.B. Corporation
2007 Incentive Compensation Plan
(Full title of the plan)
Stephen J. Gurgovits
President and Chief Executive Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148
(Name and address of agent for service)
(724) 981-6000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed
Title of		maximum	Proposed maximum	Amount of
securities to be	Amount to be	offering price	aggregate	registration fee
registered	Registered (1)(2)	per share (3)	offering price (3)	(3)
Common Stock, par value $0.01	3,171,003 shares	$16.62	$52,702,069.86	$1,617.95

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued under the plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Shares reserved for issuance under the plan consist of 2,571,003 shares of Common Stock remaining unissued and not subject to any award under the Registrant’s 2001 Incentive Compensation Plan (the “2001 Plan”), plus an additional 600,000 shares of Common Stock. Upon approval of the F.N.B. Corporation 2007 Incentive Compensation Plan on May 14, 2007, the F.N.B. Corporation 2007 Incentive Compensation Plan replaced the 2001 Plan. No further awards will be made under the 2001 Plan. The 2,571,003 shares carried forward from the 2001 Plan were previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-63042) filed on June 14, 2001 (the “2001 Registration Statement”) in connection with the 2001 Plan and are being deregistered under the 2001 Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and computed in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 22, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          Pursuant to Rule 428(b)(1), promulgated under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants in the F.N.B. Corporation 2007 Incentive Compensation Plan (the “Plan”). In accordance with the Note that precedes the instructions to Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 have not been filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement. Pursuant to Rule 428(a) of the Securities Act, those documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
          The following documents have previously been filed by F.N.B. Corporation (the “Registrant”) with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement as of their respective dates:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 001-31940), filed with the Commission on February 28, 2007;

(b)	The Registrant’s Current Report on Form 8-K, dated March 21, 2007 (File No. 001-31940), filed with the Commission on March 23, 2007;

(c)	The Registrant’s Current Report on Form 8-K, dated April 19, 2007 (File No. 001-31940), filed with the Commission on April 19, 2007;

(d)	The Registrant’s Current Report on Form 8-K, dated June 20, 2007 (File No. 001-31940), filed with the Commission on June 25, 2007;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (File No. 001-031940), filed with the Commission on May 9, 2007; and

(f)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.
          Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          The class of securities to be offered is registered under Section 12 of the Exchange Act; therefore, a description of these securities is omitted.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Florida Business Corporation Act. The Florida Business Corporations Act, as amended (the “Florida Act”), provides that a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards of conduct are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to the best interests of the corporation or, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     In the case of proceedings by or in the right of the corporation, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The corporation is not required to provide indemnification with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.
     Accordingly, pursuant to a determination made by a court, a corporation only may indemnify its officers and directors upon a determination in each specific case that indemnification of such officer or director is proper because he or she has met the applicable standard of conduct. This determination shall be made:
     (1) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the proceeding; or
     (2) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee designated by the board of directors (in which designation the directors who are parties to the proceeding may participate) consisting solely of two or more directors who were not parties to the proceeding at the time of the vote; or

     (3) By independent legal counsel selected by the board of directors in the same manner provided in (1) above or by a board committee formed in the same manner provided in (2) above; or
     (4) By the shareholders.
     However, to the extent an officer or director is successful on the merits or otherwise in the defense of any proceeding, the Florida Act requires the corporation to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith.
     The Florida Act also permits a corporation to pay expenses incurred by an officer or director in defending a civil or criminal proceeding in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation.
     The provisions in the Florida Act concerning indemnification and advancement of expenses are not exclusive. A corporation may make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in the director’s or officer’s official capacity and as to actions taken in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (1) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (2) a transaction from which the director or officer derived an improper personal benefit; (3) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
     Unless prohibited by the corporation’s articles of incorporation, notwithstanding the failure of the corporation to provide indemnification and despite any contrary determination of the board or of the shareholders as to whether indemnification is proper, directors and officers may apply for indemnification or advancement of expenses, or both, to the court that is conducting the proceeding, the circuit court, or any other court of competent jurisdiction. Such court may order indemnification and advancement of expenses if it determines that (1) the director or officer was successful on the merits, in which case the court must also order the corporation to reimburse the reasonable expenses incurred in obtaining the order; (2) a bylaw, agreement, or vote of shareholders or disinterested directors requires such indemnification or advancement of expenses, or (3) in view of all relevant circumstances, the director or officer is fairly and reasonably entitled to indemnification, regardless of whether he or she has met the applicable standard of conduct.
     Furthermore, the indemnification and advancement of expenses provided by the Florida Act shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person, unless otherwise provided when authorized or ratified.
     The Florida Act also states that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the Florida Act.

          The Registrant’s Articles of Incorporation. The Registrant’s articles of incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise), arising out of their service to the Registrant or to another organization at the request of the Registrant. The Registrant’s articles of incorporation specifically authorize the Registrant to purchase and maintain insurance to protect any director, officer or other person against any liability, cost or expense incurred against or by him in respect of such service, whether or not the Registrant would have the power to indemnify him or her under its articles of incorporation or applicable law. In addition, the indemnification provided under the articles of incorporation is intended to apply to persons who have ceased to serve as directors or officers and is to inure to the benefit of their heirs, executors and administrators.
          The Registrant’s Bylaws. The Registrant’s Bylaws provide that to the fullest extent permitted by law, no director of the Registrant shall be personally liable for monetary damages for any action taken or any failure to take any action.
          Contracts/Other Arrangements. As part of the Employment Agreement with its President and Chief Executive Officer, Stephen J. Gurgovits, as well as a separate Consulting Agreement with Mr. Gurgovits, the Registrant has agreed that at all times during Mr. Gurgovits’ employment and while Mr. Gurgovits is providing consulting services to the Registrant, and thereafter, the Registrant shall indemnify Mr. Gurgovits to the fullest extent permitted by applicable law for any matter in any way relating to Mr. Gurgovits’ affiliation with the Registrant and its subsidiaries. However, if the Registrant terminates Mr. Gurgovits’ employment or service as a consultant for Cause, then the Registrant shall have no obligation to indemnify him for any claim arising out of the matter with respect to which his employment or service was terminated for Cause, or for any conduct by him that is not within the scope of his duties under the Employment Agreement or the Consulting Agreement.
     The Registrant also maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4	The rights of holders of equity securities are defined in portions of the Articles of Incorporation and Bylaws. The Articles of Incorporation are incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed on February 28, 2007. The Bylaws are incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006.

5	Opinion of James G. Orie, Esquire

15	Acknowledgment of Ernst & Young LLP to the Board of Directors and Stockholders of F.N.B. Corporation.

23.1	Consent of James G. Orie, Esquire (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24	Power of Attorney
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
Provided, however, That the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
***
(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on June 25, 2007.

F.N.B. Corporation

By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	Director; President and Chief Executive Officer (Principal Executive Officer)	June 25, 2006

/s/ Brian F. Lilly Brian F. Lilly	Chief Financial Officer (Principal Financial Officer)	June 25, 2006

/s/ Vincent J. Calabrese	Controller	June 25, 2006
Vincent J. Calabrese	(Principal Accounting Officer)

/s/ Peter Mortensen	Director	June 25, 2006
Peter Mortensen

/s/ William B. Campbell	Director	June 25, 2006
William B. Campbell

/s/ Henry M. Ekker	Director	June 25, 2006
Henry M. Ekker

/s/ Robert B. Goldstein	Director	June 25, 2006
Robert B. Goldstein

	Director	June , 2006
Dawne S. Hickton

Signature	Title	Date

/s/ David J. Malone	Director	June 25, 2006
David J. Malone

/s/ Harry F. Radcliffe	Director	June 25, 2006
Harry F. Radcliffe

/s/ Arthur J. Rooney, II	Director	June 25, 2006
Arthur J. Rooney, II

/s/ John W. Rose	Director	June 25, 2006
John W. Rose

/s/ William J. Strimbu	Director	June 25, 2006
William J. Strimbu

/s/ Earl K. Wahl, Jr.	Director	June 25, 2006
Earl K. Wahl, Jr.